SUBSCRIPTION AGREEMENT


          THIS AGREEMENT, made and entered into as of this thirtieth (30th)

day  of  December,  1996,  by  and  between PEPSI-COLA PUERTO RICO BOTTLING

COMPANY, a corporation organized and  existing  under the laws of the State of Delaware (hereinafter referred to as the "Corporation")  and RAFAEL NIN,

of legal age, the President and Chief Executive Officer of the  Corporation

and  resident  of  San  Juan,  Puerto Rico (hereinafter referred to as  the

"Subscriber").

                            WITNESSETH:
                            ----------

          WHEREAS, the Corporation  has  adopted  a  Qualified Stock Option

Plan  dated  as  of December 30, 1996 (the "Plan"), whereby  it  may  grant options to purchase  shares  of  Class B stock of the Corporation ("Class B

Stock") to its key members of management; and,

          WHEREAS, pursuant to resolutions of the Board of Directors of the

Corporation approved October 15, 1996  (the "Resolutions"), the Corporation

granted  the  Subscriber with options to purchase  (the  "Options")  up  to

190,000 shares  of  Class B stock (the "Class B Stock") of the Corporation;

and,

          WHEREAS, pursuant  to the Resolutions, the Options granted to the

Subscriber vested immediately upon their grant; and,

          WHEREAS, the parties hereto wish to enter into this Agreement for purposes of evidencing the right  of Subscriber to purchase and request the subscription of the Option Shares;

          NOW,  THEREFORE, in consideration  of  the  mutual  promises  and covenants herein  contained  and for other good and valuable consideration,

it is hereby mutually agreed as follows:


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          Section 1.     PREAMBLE.   The  preamble  to  this  Agreement  is

hereby made an integral part hereof.

          Section 2.     THE  PLAN.   Reference is hereby made to the Plan,

under which the Options were granted.   All  provisions  therein  contained

relating  to  the  representations  and  warranties  of the Participant (as therein defined) and the conditions of the transferability  of  Shares,  as well  as  provisions  relating to rights of the Subscriber as a Participant thereunder (including,  without limitation, the rights of the Subscriber to request the registration  of  the  Shares  (as  hereinafter defined) as set forth and in accordance with Section 7 of the Plan) shall be deemed and are hereby incorporated in this Agreement and shall extend and be applicable to this Agreement.

          Section 3.     SUBSCRIPTION.  The Corporation  hereby  grants the

Subscriber  the right to subscribe to one Hundred Ninety Thousand (190,000)

shares of Class  B  Stock  of  the Corporation (the "Shares"), having a par value of One Cent ($0.01) per share,  free  and  clear  of  all  liens  and encumbrances,  fully  paid  and nonassessable, for a purchase price of Five

Dollars ($5) per share (the "Purchase  Price")  [payable  at the closing of the purchase of the Shares (the "Closing") which shall take  place  on  the date  no  later  than  thirty  (30)  days  from the date of exercise of the

Options by Subscriber (the "Closing Date")].   The  Shares shall be subject

to the provisions of the Certificate of Incorporation  of  the Corporation,

as amended and restated under that certain Amended and Restated Certificate of Incorporation dated August 24, 1995, and as it may be further amended in the future (the "Certificate of Incorporation"), and to the  terms  of  the

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Plan, and any transfers of the Shares by the Subscriber are subject to such provisions.  The Shares shall be shares of Class B Stock of the Corporation and, when issued and delivered pursuant to the terms hereof, shall be fully paid  and  nonassessable,  subject  to all the terms and conditions of this

Agreement.

          Section 4.     CLOSING; RIGHTS  AS  SHAREHOLDER.  The Closing for

the  purchase of the Shares shall be held at the  place  and  on  the  date agreed  by  the  parties hereto.  At the Closing the Purchase Price must be paid  in  full.  Until  such  time  the  Shares  shall  not  be  considered

subscribed   or   issued  for  any  corporate  purpose.   Accordingly,  the

Subscriber, as such,  shall  not  be,  and  not  have  any of the rights or privileges  of a shareholder of the Corporation in respect  of  any  Shares unless and until  such Shares shall have been subscribed by Subscriber, and delivered by the Corporation  to  the  Subscriber  in  accordance with this

Agreement.

          Section 5.     TERM.   Any  provision  herein  to   the  contrary

notwithstanding,  this Agreement, and the rights of Subscriber to  purchase the Shares shall be  in  force for a period of ten (10) years from the date hereof.  If at the end of  such period the Subscriber has not exercised its right to purchase the Shares  hereunder by notice to the Corporation as set forth in Section 7 hereof, this  Agreement shall terminate and no longer be in force.

          Section 6.     LEGEND.   All  stock certificates representing the

Shares shall bear on their face the following legend:

          "The   sale,   transfer   or  other  hypothecation   or
          disposition of the shares of  stock represented by this

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          Certificate is prohibited except  as  provided  in  the
          Certificate   of  Incorporation,  as  amended,  of  the
          issuing Corporation, and in the agreement for the purchase of such stock, a copy of which can be examined upon request to the Issuing Corporation.

          The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), and may not be sold or otherwise transferred in the absence of (i) an effective registration statement for the shares under the Act, or
          (ii) an opinion of counsel satisfactory to the Corporation that registration is not required under the Act."

          Section 7.     NOTICES.    All   notices  required  to  be  given

hereunder shall be made via registered or certified  mail, postage prepaid,

return  receipt requested or delivered by hand and shall  be  deemed  given upon receipt  by  the  party to whom addressed at the corresponding address set forth below:

          IF TO:

          Pepsi-Cola Puerto Rico Bottling Company
          PO Box 191709
          San Juan, Puerto Rico 00919-1709

          Tel:  (787) 251-2000
          Fax:  (787) 251-2977

          Attention:  Mr. C. Leon Timothy

          IF TO:

          Rafael Nin
          Cervantes No. 1
          Apt. 2
          Condado
          San Juan, Puerto Rico

          Section 8.     MISCELLANEOUS.   (a)  The  waiver of any breach or

default of any term or provision of this Agreement in  one  instance  shall not be deemed a waiver of any breach or default in any other instance.

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          (b)  The   parties  hereto  agree  to  execute  whatever  further

documents shall be necessary to effectuate the purposes of this Agreement.

          (c)  All of  the  terms and conditions of this Agreement shall be binding upon and inure to the  benefit  of  the  parties  hereto, and their respective heirs, legal representatives, successors and assigns.

          (d)  This  Agreement  shall  be  governed  by and interpreted  in accordance with the Laws of the Commonwealth of Puerto Rico.

          (e)  This Agreement may be executed in counterparts each of which shall be deemed an original but all of which together  shall constitute but one and the same instrument.

          (f)  The rights herein granted to the Subscriber  to subscribe to and  purchase the Shares may not be assigned or conveyed to any  person  or persons  without  the  prior  written consent of the Corporation, except as otherwise permitted hereunder.

          IN WITNESS WHEREOF, the  parties  hereto  have  hereunto  affixed their signatures on the day and year first above written.


CORPORATION                             SUBSCRIBER

PEPSI-COLA PUERTO RICO
BOTTLING COMPANY



By:____________________________         _______________________
                                              Rafael Nin

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